Exhibit 99.1

RYMAN HOSPITALITY PROPERTIES, INC. ANNOUNCES CLOSING OF $1.0 BILLION OF 6.500% SENIOR NOTES DUE 2032

NASHVILLE, Tenn. (March 28, 2024) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) announced today that its subsidiaries, RHP Hotel Properties, LP (the “Operating Partnership”) and RHP Finance Corporation (together with the Operating Partnership, the “Issuers”), completed the previously announced private placement of $1.0 billion aggregate principal amount of 6.500% senior notes due 2032 (the “Notes”). The Notes are senior unsecured obligations of the Issuers and are guaranteed by the Company and the Company’s and the Operating Partnership’s subsidiaries that guarantee the Operating Partnership’s existing credit facility, the 4.750% senior unsecured notes due 2027, the 7.250% senior unsecured notes due 2028 and the 4.500% senior unsecured notes due 2029. The aggregate net proceeds from the sale of the Notes are expected to be approximately $983 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses.

The Operating Partnership intends to contribute a portion of the net proceeds of this offering to its subsidiaries that own the Gaylord Rockies Resort & Convention Center, and such subsidiaries intend to use such net proceeds to prepay the indebtedness outstanding under the Second Amended and Restated Loan Agreement, dated as of July 2, 2019, with Wells Fargo Bank, National Association, as administrative agent, as amended from time to time, and to pay related fees and expenses. The Operating Partnership intends to use the remaining net proceeds, together with cash on hand, to repay, as soon as practicable, approximately $200 million of indebtedness outstanding under the Operating Partnership’s term loan B pursuant to its existing credit facility.

The Notes were offered only to persons reasonably believed to be qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. The Notes were not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and entertainment experiences. RHP’s holdings include Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; Gaylord National Resort & Convention Center; and Gaylord Rockies Resort & Convention Center, five of the top ten largest non-gaming convention center hotels in the United States based on total indoor meeting space. The Company also owns the JW Marriott San Antonio Hill Country Resort & Spa and two ancillary hotels adjacent to our Gaylord Hotels properties. The Company’s hotel portfolio is managed by Marriott International and includes a combined total of 11,414 rooms as well as more than 3 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. RHP also owns a 70% controlling ownership interest in Opry Entertainment Group (OEG), which is composed of entities owning a growing collection of iconic and emerging country music brands, including the Grand Ole Opry, Ryman Auditorium, WSM 650 AM, Ole Red, Nashville-area attractions, and Block 21, a mixed-use entertainment, lodging, office and retail complex, including the W Austin Hotel and the ACL Live at the Moody Theater, located in downtown Austin, Texas. RHP operates OEG as its Entertainment segment in a taxable REIT subsidiary, and its results are consolidated in the Company’s financial results.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the intended use of the net proceeds from the offering of the Notes. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause results to differ are described in the filings made from time to time by the Company with the SEC and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Executive Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Jennifer Hutcheson, Chief Financial Officer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6320	(929) 266-6315
jhutcheson@rymanhp.com	robert.winters@alpha-ir.com